Exhibit 10.17

AGREEMENT made effective as of ______________ between FREQUENCY ELECTRONICS, INC., a Delaware corporation (the “Company”), and ____________ who resides at (the “Employee”).

WHEREAS, the Employee has satisfactorily carried out his duties with the Company since his employment thereby in all capacities in which he has served; and

WHEREAS, the Company desires to retain the Employee in a mutually agreed capacity until his retirement, disability or death; and

WHEREAS, the Company, as an inducement to such continued employment, is willing to provide for payments to the Employee or his designated beneficiary in certain events; and

WHEREAS, it is the intent of the Company that the provisions of this Agreement shall be in good faith compliance with the provisions of §409A of the Internal Revenue Code of 1986, as amended (the “Code”);

NOW THEREFORE, IT IS MUTUALLY AGREED as follows:

1.     Retirement.

(a)     In the event that the Employee is employed by the Company on the date he attains age 65, the Employee may retire from active service with the Company as of the last day of the month during which he attains such age or the last day of any month thereafter (hereinafter “Retirement”).

(b)     Upon Retirement, the Company agrees to pay to the Employee, or, in the event of his death, to the beneficiary designated in Paragraph 20 herein, or if no beneficiary is designated, to his estate, the sum of Ten Thousand Dollars ($10,000) per year for a period of ten (10) years; provided, that if the Employee is alive after the expiration of such ten (10) year period, the Company agrees to continue making such payments to the Employee for the remainder of his life.

(c)     The sums provided for in (b) above shall be payable in installments on the dates the Company generally pays salaries to its employees, commencing with the first such monthly date following the date of Retirement.

2.     Early Retirement.

(a)     Notwithstanding Paragraph 1 above, the Employee may elect to retire from active service with the Company as of the last day of any month occurring after the date he attains age 60, if, on such day, the Employee has been employed by the Company on a full-time basis for not less than twenty (20) years; the twenty (20) year-period, as aforesaid, is cumulative and not consecutive.

(b)     Upon Early Retirement pursuant to (a) above, Paragraphs 1 (b) and (c) above shall be applicable, except that the annual sum to which the Employee shall be entitled under Paragraph 1 (b) shall be reduced by an amount equal to Five Hundred ($500) Dollars per year for each year the Employee’s age at Retirement is less than 65.

3.     Death. In the event the Employee shall die while in the employ of the Company and prior to Retirement, the Company agrees to pay to his or her designated beneficiary, or, if no beneficiary is designated, to his estate, the sum of Ten thousand Dollars ($10,000) per year for a period of ten (10) years. These sums shall be paid as provided in Paragraph l(c) above, provided, that such payments shall commence on the earlier to occur of (i) the first day of the month following the date of death of the Employee or (ii) if no beneficiary has been appointed the first day of the month following the date that the personal representative of the estate has been duly appointed.

4.     Voluntary Termination of Employment; Discharge Without Cause.

(a)     In the event the Employee voluntarily leaves the employ of the Company prior to Retirement, and if, at such time, the Employee is not subject to discharge for cause pursuant to Paragraph 5(b) below, the Company agrees to pay to the Employee the amount shown in Column 1 of the attached Schedule A for the year in which termination occurs. Such sum shall, except as otherwise provided in Paragraph 21, be payable in one lump sum on a date which is not more than ninety (90) days from the date of termination. The Employee agrees to give the Company not less than thirty (30) days notice prior to his voluntary termination.

(b)     In the event the employee is discharged “without cause” (as such term is defined in Paragraph 5 (b) below) prior to Retirement, the Company agrees to pay to the Employee the amount shown in Column 2 of Schedule A for the year in which termination occurs. Such sum shall be payable in one lump sum on a date which is not more than ninety (90) days following the effective date of the discharge but in no event later than March 15th of the next calendar year following the date of discharge.

(c)     The Company shall have the sole discretion in determining the date within the ninety (90) day period set forth in paragraphs (a) and (b) of this Section 4, upon which the lump sum payment is made and the Employee shall have no discretion regarding said determination.

5.     Discharge for Cause.

(a)     In the event the Employee is discharged “for cause”, prior to Retirement, pursuant to subparagraph (b) (i) or (ii) below, Employee shall not be entitled to the payment of any sums hereunder, and if such discharge is pursuant to subparagraph (b) (iii) below, then the Employee shall be limited to receiving the sum as is specified under Column 1 of Schedule A, which is to be paid in the manner specified in Paragraph 4(b) above.

(b)     For purposes of this Agreement, "for cause" shall include only: (i) the commission of any crime or act of dishonesty by the Employee as against the Company; included within the foregoing is any act which adversely affects the Company and/or a violation of any law of the United States or any rule or regulation of any agency of the United States Government concerning the business of the Company, or any contract, work or service the Company performs; or (ii) the commission of any willful, malicious, grossly negligent or reckless act by the Employee which is deemed, in the reasonable judgment of the Board of Directors of the Company, detrimental to the business, prospects or reputation of the Company; any decision by the Board of Directors hereunder may not be arbitrary or capricious; or (iii) the unsatisfactory performance by the Employee of his assigned duties, as determined by the reasonable judgment of the Board of Directors of the Company, which judgment may not be arbitrary or capricious. For purposes of this Agreement anyone discharged for a reason that does not fit within the definition of “for cause” shall be considered to be discharged “without cause”.

6.     Disability.

(a)     In the event the Employee becomes totally disabled (as defined in (b) below) while in the employ of the Company and prior to attaining age 65, and such total disability is continuing on the date the Employee attains age 65, the Employee shall be deemed to have voluntarily retired at age 65 and Paragraph 1(b) above shall be applicable.

(b)     For purposes of this Agreement, "total disability" shall mean (i) the Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) the Employee is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company. The Employee will be deemed totally disabled and eligible for disability benefits hereunder if he or she is determined to be totally disabled by the Social Security Administration.

(c)     The Employee shall have the right at any time that he is totally disabled to elect to voluntarily terminate his employment with the Company, and in such event, the Employee shall be entitled to the amount payable pursuant to Paragraph 4(a) above in lieu and to the exclusion of the benefits provided for in this Paragraph 6.

7.     Insurance. The Employee understands and agrees that the Company may obtain a life insurance policy on his life in order to help fund its obligations hereunder. The Employee agrees that he will not have any rights or interest in such policy, nor any other assets of the Company, and that the Company is not obligated to maintain such policy or any other policy of insurance on the life of the Employee. Accordingly, Employee acknowledges that the promise to pay benefits under this Agreement is merely the contractual obligation of the Company as herein specified. The Employee further agrees to take all actions required of him in the event the Company desires to obtain a life insurance policy on his life.

8.     Consulting Services. The Employee agrees that after his Retirement or Early Retirement, and as long as he continues to receive payments hereunder, he will consult with the officers and directors of the Company from time to time at the place and time designated by the Company, by telephone or otherwise (such consulting to be not more than thirty (30) days a year), when reasonably requested to do so. The Company agrees to bear all of the expenses incurred by the Employee in connection with any such consultation. The Employee’s obligation to provide consulting services hereunder, shall automatically terminate two (2) years after the date of Retirement, or early Retirement. The Employee acknowledges that none of the benefits to which he may be entitled under this agreement are intended as compensation for consulting services rendered, if any, as such benefits are payable irrespective of whether the Company requests that the Employee provide such services.

Subsequent to the Employee’s Retirement or Early Retirement the Company and the Employee may enter into an arrangement pursuant to which the Employee will continue to perform services for the Company either as an Employee or as an independent contractor; provided, however that in no event shall the level of services performed by the Employee as an employee or an independent contractor exceed forty-nine (49%) percent of the average level of bona fide services performed by the Employee during the thirty-six (36) months immediately preceding his Retirement or Early Retirement.

9.     Covenant Not to Compete. The Employee agrees that following the termination of his employment with the Company or his Retirement or Early Retirement, and as long as he continues to receive payments hereunder, he will not, in any capacity, directly or indirectly, work for or have a financial interest in any business which shall be in competition with the business of the Company; provided, that the Employee may own stock for investment purposes of a public corporation which competes with the business of the Company so long as the Employee does not render services thereto, directly or indirectly.

10.     Disclosure of Information. The Employee recognizes and acknowledges that in connection with his employment with the Company, he will have access to valuable trade secrets and private information of the Company, including, among other things, manufacturing methods and processes, engineering and design concepts and data, sources of supply, marketing and promotional techniques and financial information, and that these are special and unique assets of the Company's business which are made available to the Employee only in connection with the furtherance of his employment with the Company. The Employee agrees that he will not, during or after his term of employment with the Company, disclose any of such information to any person, firm, corporation or other entity, directly or indirectly, or utilize same, for any reason or purpose whatsoever, except if the Company agrees in writing. In the event of a breach or threatened breach by the Employee of the provisions of this Paragraph, the Company shall be entitled to an injunction restraining the employee from disclosing, utilizing or benefiting, directly or indirectly, from any of the above information. Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies which may be available to it for such breach or threatened breach, including recovery of damages.

11.     Increase in Amounts. The Company shall have the right, at any time, and in its sole discretion, to increase any of the amounts payable to the Employee hereunder, any such increases shall be evidenced by a writing signed by an officer of the Company delivered to the Employee.

12.     Nonassignable. The Employee shall not have any right to sell, assign, transfer or otherwise convey the right to receive any payments hereunder, which payments and the right thereto are expressly declared to be nonassignable and non-transferable.

13.     Administration and Claims Procedures.

(a)     The Committee. This Agreement shall be administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”). The Committee shall have discretionary authority and control with respect to the operation and administration of this Agreement and the Committee’s interpretation of the provisions of this Agreement and any findings of fact, including eligibility for benefits, are final and will not be subject to “de novo” review unless shown to be arbitrary and capricious. Members of the Committee will serve without compensation and the Committee will act by majority vote.

(b)     Claims Procedures. The procedures in this sub-paragraph will be the sole and exclusive remedy for the Employee or Beneficiary (“Claimant”) to make a claim for benefits under this Agreement. These procedures will be administered and interpreted in a manner consistent with the requirements of §503 of the Employee Retirement Security Act of 1974, as amended (“ERISA”) and the regulations thereunder. All claims determinations made by the Committee will be made in accordance with the provisions of this sub-paragraph.

(i)     Written Claim: A Claimant, or the Claimant’s duly authorized representative, may file a claim for a benefit to which the Claimant believes that he or she is entitled under the Agreement. Any such claim must be filed in writing with the Committee.

(ii)     Denial Of Claim: The Committee, in its sole and complete discretion, will make all initial determinations as to the right of any person to benefits. If the claim is denied in whole or in part, the Committee will send the Claimant a written or electronic notice, informing the Claimant of the denial. The notice must be written in a manner calculated to be understood by the Claimant and must contain the following information: the specific reason(s) for the denial; a specific reference to pertinent provisions of this Agreement on which the denial is based; if additional material or information is necessary for the Claimant to perfect the claim, a description of such material or information and an explanation of why such material or information is necessary; and an explanation of the claim review (i.e., appeal) procedures, the time limits applicable to such procedures, and the Claimant's right to request arbitration if the claim denial is upheld in whole or in part on appeal. Written or electronic notice of the denial will be given within a reasonable period of time (but no later than 90 days) from the date the Committee receives the claim, unless special circumstances require an extension of time for processing the claim. In no event may the extension exceed 90 days from the end of the initial 90-day period. If an extension is necessary, prior to the expiration of the initial 90-day period, the

Committee will send the Claimant a written notice, indicating the special circumstances requiring an extension and the date by which the Committee expects to render a decision.

(iii)     Request for Appeal: If the Committee denies a claim in whole or in part, the Claimant may elect to appeal the denial. If the Claimant does not appeal the denial pursuant to the procedures set forth herein, the denial will be final, binding and unappealable. A written request for appeal must be filed by the Claimant (or the Claimant's duly authorized representative) with the Committee within 60 days after the date on which the Claimant receives the Committee’s notice of denial. If a request for appeal is timely filed, the Claimant will be afforded a full and fair review of the claim and the denial. As part of this review, the Claimant may submit written comments, documents, records, and other information relating to the claim, and the review will take into account all such comments, documents, records, or other information submitted by the Claimant, without regard to whether such information was submitted or considered in the Committee’s initial benefit determination. The Claimant also may obtain, free of charge and upon request, records and other information relevant to the claim, without regard to whether such information was relied upon by the Committee in making the initial benefit determination.

(iv)     Review Of Appeal: The Committee will determine, in its sole and complete discretion, whether to uphold all or a portion of the initial claim denial. If, on appeal, the Committee determines that all or a portion of the initial denial should be upheld, the Committee will send the Claimant a written or electronic notice informing the Claimant of its decision to uphold all or a portion of the initial denial, written in a manner calculated to be understood by the Claimant and containing the following information: the specific reason(s) for the denial; a specific reference to pertinent provisions in the Agreement on which the denial is based; a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents and other information relevant to the claim; and an explanation of the Claimant's right to request arbitration and the applicable time limits for doing so. Written or electronic notice will be given within a reasonable period of time (but no later than 60 days) from the date the Committee receives the request for appeal, unless special circumstances require an extension of time for reviewing the claim, but in no event may the extension exceed 60 days from the end of the initial 60-day period. If an extension is necessary, prior to the expiration of the initial 60-day period, the Committee will send the Claimant a written notice, indicating the special circumstances requiring an extension and the date by which the Committee expects to render a decision.

(v)     Right Of Arbitration: If a Claimant wishes to contest a final decision of the Committee, the Claimant may request arbitration. If the Claimant does not request arbitration pursuant to the procedures herein, the decision of the Committee will be final, binding and unappealable. A written request for arbitration must be filed by the Claimant (or the Claimant's authorized representative) with the Committee within 15 days after the date the Claimant receives the written decision of the Committee. If a request for arbitration is timely filed, the Claimant and the Committee will each name an arbitrator within 20 days after the Committee receives the Claimant’s written request for arbitration. The two arbitrators will jointly name a third arbitrator within 15 days after their appointment. If either party fails to select an arbitrator within the 20 day period, or if the two arbitrators fail to select a third arbitrator within 15 days after their appointment, then the presiding judge of the county court (or its equivalent) in the county in which the principal office of the Company is located will appoint such other arbitrator or arbitrators. The arbitrators will render a decision within 60 days after their appointment and will conduct all proceedings pursuant to the laws of the State of New York and the then current Rules of the American Arbitration Association governing commercial transactions, to the extent that such rules are not inconsistent with applicable state law. The cost of the arbitration procedure will be borne by the losing party or, if the decision is not clearly in favor of one party or the other, in the manner determined by the arbitrators. The arbitration proceeding provided for in this Section will be the sole and exclusive remedy of a Claimant to contest decisions of the Committee under this Plan, and the arbitrators' decision will be final, binding and unappealable.

14.     Governing Law; Service of Process. This Agreement shall be interpreted in accordance with and governed by the laws of the State of New York and regardless of the order in which the signatures of the parties are affixed, it shall be deemed executed at the Company's place of business in Mitchel Field, Nassau County, New York. The Employee consents to the jurisdiction of any state or federal court located within the State of New York and agrees that all actions or proceedings arising, directly or indirectly, from this Agreement shall be litigated only in courts having such sites; the Employee waives personal service of any legal process upon him arising, directly or indirectly, from this Agreement and consents that service of process may be made by certified or registered mail, return receipt requested, directed to him at his address set forth herein or as may otherwise be designated by him in writing, and service so made shall be complete seven (7) days after posting, as aforesaid. In any action or legal proceeding arising, directly or indirectly, from this Agreement, the Employee waives trial by jury and the successful party in any such action or legal proceeding, shall be entitled to recover its reasonable counsel fees and the expenses of such litigation.

15.     Liquidated Damages in the Event of Breach. The parties acknowledge and agree that it is difficult to determine accurately the damages which may be incurred by the Company in the event the Employee violates any of the terms and provisions of this Agreement. The Employee therefore agrees that, in the event of any breach of same by the Employee, the Company may elect to recover as liquidated damages (or apply as a set off against any amounts remaining to be paid hereunder), and not as a penalty or forfeiture, a sum equal to fifty (50%) percent of the balance of all amounts remaining to be paid hereunder. The right to elect such liquidated damages shall be in addition to any rights of the Company to collect its damages in connection with any such breach and/or to have violations of same enjoined and shall not be construed to be a waiver of any other remedies which may be available to the Company by reason of any such breach.

16.     Forfeiture. In the event of the breach by the Employee of the terms of Paragraphs 8, 9 or 10 of this Agreement, or of any of the other terms and provisions hereof, the Employee shall not be entitled to the payment of any sums hereunder.

17.     Successors Bound. This Agreement shall be binding upon the parties hereto, their heirs, executors, administrators or successors.

18.     Amendment. During the lifetime of the employee, this Agreement may be amended or revoked at anytime in whole or in part by the mutual written agreement of the Employee and the Company, except as provided in Paragraph 11 above.

19.     Counterparts. This Agreement shall be executed in duplicate, each copy of which when so executed and delivered shall be an original, but both copies shall, together, constitute one and the same instrument.

20.     Beneficiary. For all purposes of this Agreement, the Employee hereby designates ______________ as his beneficiary. The Employee may change such beneficiary by delivering to the Company a letter stating the name of the new beneficiary or indicating that no beneficiary is to be designated. In the event the designated beneficiary dies prior to the commencement of any payments to him or her hereunder, and if no new beneficiary is thereafter designated by the Employee, the right to receive payments hereunder shall revert to the Employee's estate.

21.     Specified Employees. In the event the Employee is a Specified Employee as defined in Treasury Regulation §1.409A-1(i) as of the date of his separation from service due to his voluntary resignation, disability, Early Retirement or Retirement, payments may not commence to such Specified Employee earlier than the end of the six (6) month period following the date of his or her separation from service, or if earlier than the end of the six (6) month period, the date of death of the Specified Employee. In determining whether the Employee is a Specified Employee on the date of his or her separation from service the Company shall utilize the Specified Employee Identification Date and the Specified Employee Effective Date provisions set forth in Treasury Regulation §1.409A-1(i)(3) and §1.409A-1(i)(4) which shall be incorporated herein by reference and made a part of this Agreement.

IN WITNESS WHEREOF, the parties hereto have hereunto set theirs hands and seals to this Agreement, the day and year first above written.

FREQUENCY ELECTRONICS, INC.

By:_________________________________

Stanton Sloane

President and Chief Executive Officer

    __________________________________

SCHEDULE A

Payable per $10,000 of benefit

	YEAR	COLUMN 1	COLUMN 2

1	2006	$0	$0

2	2007	117	925

3	2008	327	1,950

4	2009	636	3,099

5	2010	1,069	4,402

6	2011	1,683	5,933

7	2012	2,496	7,688

8	2013	3,532	9,692

9	2014	4,810	11,960

10	2015	6,354	14,519

11	2016	8,188	17,392

12	2017	10,340	20,608

13	2018	12,840	24,196

14	2019	15,719	28,189

15	2020	19,011	32,619

16	2021	22,753	37,525

17	2022	26,987	42,951

18	2023	31,756	48,937

19	2024	37,113	55,537

20	2025	43,109	62,799